EXHIBIT 10.15

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT is made this 21st day of January, 2004, by and among JAMES C. NEW (“Employee”) and AMERIPATH, INC. and AMERIPATH HOLDINGS, INC. (hereinafter, and solely for purposes of this Agreement collectively, “Employer”).

W I T N E S S E T H:

WHEREAS, since January 1, 1996, Employee has been employed by Employer as its Chairman and Chief Executive Officer pursuant to the terms of the Amended and Restated Employment Agreement dated December 8, 2003 (the “Employment Agreement”) between AmeriPath, Inc. and Employee; and

WHEREAS, Employee’s relationship with Employer is being severed, effective as of February 1, 2004 (the “Termination Date”); and

WHEREAS, Employer and Employee wish to formalize their understanding as to severance of the employment relationship.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The above recitals are true and correct and are incorporated herein by this reference. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Employment Agreement.

2. Employee and Employer agree that Employee’s employment with Employer shall terminate on the Termination Date. On or prior to the Termination Date, Employee shall return to Employer any and all documents, lists, data, confidential information, trade secrets, equipment or other property in his possession belonging to Employer or relating, in any manner, to Employer’s relationship with Employee.

3. Employee hereby releases Employer and Employer’s shareholders, officers, directors, agents and/or employees, from any charge of discrimination and all claims or causes of action including, but not limited to, any claim or cause of action arising out of, under, or relating to his employment relationship with Employer, the severance of the employment relationship, the Civil Rights Act of 1871 (42 U.S.C. §1981), the Labor Management Relations Act, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§621 et seq.), the Occupational Safety and Health Act of 1970, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act of 1986, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, Executive Order 11141, Executive Order 11246, Executive Order 11375, Chapter 760 of the Florida Statutes, the Florida Civil Rights Act of 1992, and/or any other federal, state or local law.

4. Employee acknowledges and represents that he suffered no workplace injury during the period of his employment.

5. Employer shall pay Employee any and all compensation due Employee through the Termination Date consisting of (i) Base Salary accrued and unpaid through the Termination Date and (ii) accrued and unused vacation pay (collectively, “Unpaid Wages”). Employer shall also pay Employee (A) reimbursement for reasonable business expenses incurred prior to the Termination Date subject to Section 6.1 of the Employment Agreement and (B) amounts or benefits owing to Employee under the applicable employee benefit plans and programs of Employer subject to the terms and conditions thereof. Upon execution of this Agreement by Employee and expiration of the revocation period described in Paragraph 10 below, Employer shall:

a.	pay Employee, as severance pay, the sum of $1,250,000 (“Severance Amount”), which amount represents two (2) times Employee’s Base Salary and Bonus Payment for the calendar year 2003, in twelve equal monthly installments commencing on February 1, 2004 and ending on January 1, 2005 (“Severance Amount”);

b.	provide Employee and his dependents with continued medical and dental coverage (the “Extended Health Coverage”) under the Company’s health plans at the Company’s sole expense at the same level immediately prior to the Termination Date for a period of eighteen (18) months after the Termination Date (the “Initial Period”); and

c.	make available to Employee health insurance coverage under COBRA, for an additional period of eighteen (18) month(s) following the Initial Period, i.e., from August 1, 2005 through February 1, 2007, provided that Employee shall pay all premiums associated with such coverage during such period.

Collectively, the Severance Amount and Extended Health Coverage shall be referred to herein as the “Settlement Sum”. Employer will withhold appropriate federal income, FICA, medicare and other taxes from the Unpaid Wages, Settlement Sum and all other amounts paid to Employee under this Agreement, thereby reducing the net amount received by Employee.

6. Employer and Employee acknowledge and agree that Employee and AmeriPath Holdings, Inc. are parties to the following stock option agreements and that as of the Termination Date, Employee will have the right to exercise each option (to the extent not theretofore exercised), in accordance with and subject to the terms set forth therein, for the maximum number of shares of Common Stock set forth below in the column labeled “Maximum Option Shares”:

Option Agreement	Maximum Option Shares
Incentive Stock Option Agreement dated March 27, 2003, as amended as of January 1, 2004	23,142

Non-Qualified Stock Option Agreement dated March 27, 2003, as amended as of January 1, 2004, exercisable for 319,538 shares	319,538

Non-Qualified Stock Option Agreement dated March 27, 2003, as amended as of January 1, 2004, exercisable for 1,514,321 shares	1,112,960

Employee acknowledges and agrees that from and after the Termination Date his right to exercise any of the options described above with respect to any shares other than those described in the column labeled “Maximum Option Shares” shall lapse and terminate.

7. Employee hereby reaffirms his obligations under and agrees that he will continue to be bound by the terms of Article 8 of the Employment Agreement (Restrictive Covenants) (including Sections 8.1 through and including Section 8.10 thereof)) and Section 9 of the Employment Agreement (Injunction). Except as expressly provided in this Agreement or in this Paragraph 7, Employee acknowledges and agrees that he is not entitled to any compensation, bonus, contribution, benefit, pension or other benefit or payment from Employer (whether in cash, in securities or in kind) and except, to the extent provided by law or written plan documents, for amounts standing in Employee’s accounts under Employer’s employee benefit plans.

8. The parties agree that this Agreement does not constitute an admission of any violation by Employer of the laws identified in Paragraph 3 above. This Agreement is offered in settlement of any and all claims involving Employer and Employee and is without prejudice to Employer.

9. Employee and Employer agree to keep the terms of this Agreement strictly confidential and not to disclose the same to third parties except that:

a. Employee and/or Employer may disclose the same as necessary to secure legal or tax advice or as otherwise required by law;

b. Employer may disclose the same as necessary to arrange for execution of this Agreement and payment of the amounts payable hereunder; and

c. Employer may disclose the same as necessary to prevent prosecution of an action in contravention hereof.

This confidentiality provision shall be enforceable upon institution of a civil action by Employer and proof of a breach by Employee. In such an action, the prevailing party shall be entitled to an award of attorneys’ fees and costs, through and including all appeals.

10. Employee acknowledges that he has been advised, in writing, that he has twenty-one (21) days to consider this Agreement and to review the terms hereof with an attorney prior to execution. Employee also acknowledges that he has been advised that he has seven (7) days after he signs this Agreement to revoke it by notifying Employer in writing. Employee further states that he has carefully read the foregoing Agreement, knows and understands the contents thereof and its binding legal effect. He signs the same of his own free will and act, and it is his intention that he be legally bound hereby.

11. Employer and Employee hereby knowingly, voluntarily, and intentionally waive any right to a jury trial in respect to any claims arising in connection with the employment relationship and/or this Agreement.

12. The Employee agrees that he will not make any disparaging comments or statements to any employees, agents, customers, clients, patients, vendors, or any other persons about the Employer or its employees, or related to his employment with the Employer or termination from the Employer.

13. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

14. In the event of any proceeding arising hereunder, venue shall be in Palm Beach County, Florida and Florida law shall apply.

15. Employer and Employee agree that this Agreement sets forth all the promises and agreements between them and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained.

IN WITNESS WHEREOF, Employer and Employee have caused this Agreement to be executed on the date set forth above.

WITNESSES:	EMPLOYER

/s/ Stephen V. Fuller	By:	/s/ Scott Mackesy
Witness

/s/ James C. New
Witness
EMPLOYEE

/s/ Stephen V. Fuller	By:	/s/ James C. New
Witness

/s/ Scott Mackesy
Witness

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